Exhibit 99.1

For immediate release

TELMEX files Form 15F to terminate its registration and reporting obligations in the United States

(Mexico City, Mexico, July 16, 2012)—Teléfonos de México, S.A.B. de C.V. (“TELMEX” or the “Company”) (BMV: TELMEX) announced today that it has filed a Form 15F with the U.S. Securities and Exchange Commission (the “SEC”) in order to terminate the registration of its securities under section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and its reporting obligations under section 13(a) or 15(d) of the Exchange Act.  As a result of this filing, TELMEX’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, are immediately suspended. TELMEX expects that the termination of registration and reporting obligations will become effective 90 days after its filing of Form 15F with the SEC.

About TELMEX

TELMEX and its subsidiaries provide telecommunications services in Mexico. The Company’s service coverage comprises the operation of the nation’s most complete local and long distance networks. Additionally, TELMEX offers services like connectivity, Internet access, co-location, web hosting and interconnection services to other telecommunications operators. More information about TELMEX can be accessed on the Internet at www.telmex.com.

Limitation of Liability: This press release contains certain forecasts or projections, which reflect the current views or expectations of the Company and its management with respect to its performance, business and future events. The forecasts may include, without limitation, any statement that may predict, indicate or imply future results, performance or achievements, and may contain terms such as “believe”, “anticipate”, “expect”, “in our opinion”, “will probably result in” or any other words or phrases of similar meaning. Such statements are subject to certain risks, uncertainties and assumptions. Please be advised that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in this release. In no event shall the Company or any of its subsidiaries, affiliates, directors, officers, agents or employees be liable to third parties (including investors) for any investment decision made or action taken in reliance on the information contained in this press release or for any consequential, special or similar damages.